RELIASTAR	Guaranteed Death Benefit
LIFE INSURANCE COMPANY	Endorsement
OF NEW YORK

A Stock Company

The Contract to which this Guaranteed Death Benefit Endorsement (this “Endorsement”) is attached is hereby modified by the provisions of this Endorsement. The Endorsement’s provisions shall control when there is a conflict between this Endorsement and the Contract. This Endorsement is effective as of the Contract Date and remains in effect until the Contract is terminated.

Death Benefit

The Death Benefit is the greatest of (1), (2) and (3) below, where:

(1)	is the Cash Surrender Value;
(2)	is the Accumulation Value, less any credits applied within 12 months of the date of death; and
(3)	is the Guaranteed Death Benefit, less any credits applied within 12 months of the date of death.

Guaranteed Death Benefit

On the Contract Date, the Guaranteed Death Benefit is the Initial Premium Payment plus any credits applied, if applicable. On subsequent Valuation Dates, the Guaranteed Death Benefit is calculated as follows:

(1)	Start with the Guaranteed Death Benefit on the prior Valuation Date.
(2)	Add to (1) any additional Premium Payments and any credits applied during the current Valuation Period, if applicable.
(3)	Subtract from (2) adjustments for any Partial Withdrawals made during the current Valuation Period.

Partial Withdrawal Adjustments

For any Partial Withdrawal, the Guaranteed Death Benefit will be reduced on a pro-rata basis. The pro-rata adjustment is equal to (1) divided by (2) multiplied by (3), where:

(1)	is the Accumulation Value withdrawn;
(2)	is the Accumulation Value immediately prior to the Partial Withdrawal; and
(3)	is the amount of the Guaranteed Death Benefit immediately prior to the Partial Withdrawal.

Pro-rata Partial Withdrawal adjustments may be greater or less than dollar-for-dollar Partial
Withdrawal adjustments and may therefore reduce the Guaranteed Death Benefit more or less quickly. Pro-rata Partial Withdrawal adjustments will be greater or less than dollar-for-dollar
Partial Withdrawal adjustments if the Accumulation Value prior to the Partial Withdrawal is less or greater than the Guaranteed Death Benefit.

Change of Owner

If the Attained Aged of any new Owner is greater than 85 at the time of the change or if the new
Owner is not an individual (other than a trust created for the benefit of the Owner or Annuitant), the
Death Benefit will be the Accumulation Value.

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Spousal Continuation Upon Death of Owner

If at the Owner's death, the surviving spouse of the deceased Owner is the sole Beneficiary and such surviving spouse elects to continue the Contract as his or her own pursuant to Internal Revenue
Code Section 72(s) or the equivalent provisions of U.S. Treasury Department rules for qualified plans, the following will apply:

(1)	If the Death Benefit as of the date we receive due proof of death of the Owner minus the Accumulation Value, also as of that date, is greater than zero, we will add such difference to the Accumulation Value. Such addition will be allocated to the Divisions of the Variable Separate Account then available in the same proportion as the Accumulation Value in each available Division bears to the Accumulation Value in all such Divisions. If there is no Accumulation Value in any Division then available, the addition will be allocated to the Specially Designated Division.
(2)	The Guaranteed Death Benefit will continue to apply with all age criteria using the surviving spouse's age as the determining age.
(3)	At subsequent surrender, any Surrender Charge applicable to Premium Payments made prior to the Claim Date will be waived. Any Premium Payments made later will be subject to any applicable Surrender Charge.

This addition to Accumulation Value is available only to the spouse of the Owner as of the date of death of the Owner if such spouse under the provisions of this Contract elects to continue the
Contract as his or her own.

Mortality and Expense Risk Charge

The charge for this Endorsement is included in the Contract’s mortality and expense risk charge. The Contract’s mortality and expense risk charge is shown in the Contract Schedule.

RESTRICTED FUNDS

Restricted Funds are subject to limits as to amounts which may be invested or transferred into such
Divisions. Restricted Funds, if any, applicable to this Endorsement are shown on the last page of this Endorsement. The designation of a Division as a Restricted Fund may be changed upon 30 days notice to you with regard to future transfers and Premium Payments into such Division. When a new Division is made available it may be designated as a Restricted Fund. If so designated, the rules regarding its restrictions will be sent to you. Shown below are the total Contract limits for
Restricted Funds.

		Thresholds

	Maximum
	Allocation % of	Maximum
	Accumulation Value	Premium %	Dollar Cap
Contract Limits	30%	99.999%	$9,999,999

Thresholds

Each Restricted Fund has one or more thresholds at which point no further amounts may be allocated to that Division. Compliance with a threshold is verified whenever there is a transaction initiated which is subject to such threshold (Premium Payments, transfers, Partial Withdrawals). A threshold is applied to the total Accumulation Value of each Restricted Fund. Thresholds may be changed by us for new Premium Payments, transfers or Partial Withdrawals by Restricted Fund upon 30 day notice.

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Dollar Cap

The Dollar Cap is the dollar amount at which no further Accumulation Value may be added to Restricted Funds.

Premium Payment Threshold

The threshold for Premium Payments by Restricted Fund limits the amount of any Premium
Payments which may be allocated to that Division. Should a request for allocation to a Restricted
Fund exceed the limit in effect for that Division or for the Contract, any excess over that amount shall be allocated pro-rata to any non-Restricted Fund(s) in which the Contract is then invested.
Should the Contract not be invested in other non-Restricted Funds, the excess will be invested in the
Specially Designated Division unless we receive written instructions to do otherwise. Premium
Payment allocations must also satisfy the Allocation Threshold.

Allocation Threshold

Allocations into a Restricted Fund are limited to that amount such that the Accumulation Value in that Restricted Fund after such allocation does not exceed the threshold for that Division and does not cause the Contract’s total limit on allocation to Restricted Funds to be exceeded. If the amount of an allocation would cause either limit to be exceeded, the allocation will only be executed to the extent the lower limit would allow.

Allocations from a Restricted Fund will be allowed even if the amount remaining in the Restricted
Fund after an allocation exceeds the Allocation Threshold. If a program of allocations over time is authorized by us, verification of the threshold will be performed at the initiation of such program. If such program is modified at a later date, a testing of thresholds will be done at that time.

Thresholds – Effect on Partial Withdrawals

If a Partial Withdrawal is requested while any Accumulation Value is allocated to Restricted Funds and the Allocation Threshold percentage is currently exceeded, the percentage for funds invested in
Restricted Funds for the total Contract, after taking into account the Partial Withdrawal, may not be higher than prior to the Partial Withdrawal. Should the calculated effect of a Partial Withdrawal result in the total Contract threshold being exceeded, the excess portion of the Partial Withdrawal will be processed pro-rata from all Variable Separate Account Divisions.

Systematic Partial Withdrawals, while the Contract has investments in Restricted Funds, if not withdrawn pro-rata from all Variable Separate Account Divisions, shall be monitored annually to assure threshold compliance. Should the effect of such Systematic Partial Withdrawals cause a
Restricted Fund to exceed its threshold, the Divisions from which the Partial Withdrawals are processed may be adjusted to assure that the percentage of Accumulation Value in the Restricted
Funds does not increase.

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Threshold Processing

For the purpose of calculating any thresholds, the values for the Divisions will be determined using each Division’s closing Accumulation Unit Value as of the prior Business Day. A Division’s
Accumulation Unit Value represents the price of a single share of the investment portfolio, mutual fund or unit investment trust in which the Division invests.

All other provisions of the Contract to which this Endorsement is attached remain unchanged.

Signed:
/s/ Joy M. Benner
Secretary

Restricted Funds
[None]

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